Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Aspira Women’s Health, Inc.

Austin, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 7, 2020, relating to the consolidated financial statements of Aspira Women’s Health Inc. (formerly Vermillion, Inc.) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Austin, Texas

September 18, 2020

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.